Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 25, 2005, relating to the consolidated financial statements of U.S.I. Holdings Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of U.S.I. Holding Corporation for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York April 27, 2005